EXHIBIT 10.2

DATED 19 March 1999

COURTLANDS DEVELOPMENTS LIMITED (1)

and

LEARNING TREE INTERNATIONAL LIMITED (2)

and

LEARNING TREE INTERNATIONAL INC. (3)

Lease

of

Euston House

24 Eversholt Street London NWI

Norton Rose

London

CONTENTS

Clause	Heading	Page
1	Interpretation	3

2	Demise	6

3	Rent Review	7

4	Tenant’s Covenants	8

5	Landlord’s Covenants	27

6	Provisos	28

7	Surety’s Covenant	34

Schedule

1	Part I - The Demised Premises	35

1	Part II - Rights Excepted and Reserved	36

1	Part III - Brief particulars and documents referred to in clause 2	38

2	Rent Review	39

3	Authorised Guarantee	39

Annexure

A	Landlord’s Works

B	Tenant’s Improvements

H.M. LAND REGISTRY

LAND REGISTRATION ACTS 1925-1986

London Borough or County:	Camden
and District

Title No.	310127 323279 224978 403961 104963

Property	Euston House, 24 Eversholt Street,
London, NW1

THIS LEASE made the	19 day of March 1999

BETWEEN

(1)	COURTLANDS DEVELOPMENTS LIMITED (registered number 00871088) whose registered office is at Chelsea House Westgate London W5 1DR

(2)	LEARNING TREE INTERNATIONAL LIMITED (registered number 1392643) whose registered office is at Mole Business Park Leatherhead Surrey KT22 7AD

(3)	LEARNING TREE INTERNATIONAL INC. whose registered office is at 6053 West Century Boulevard Suite 200 PO Box 45028 Los Angeles California 90045 USA

WITNESSES as follows:

1	Interpretation

1.1	Definitions

In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

“Base Rate” means the base rate of National Westminster Bank plc (or such other member of the Committee of London Clearing Houses as the Landlord may from time to time specify for this purpose) from time to time ruling or if the same shall become incapable of determination such reasonable rate of interest as the Landlord may from time to time specify in substitution therefor

“Basic Rent” means the clear yearly rent of Two million six hundred and fifty thousand pounds (£2,650,000.00) as increased from time to time pursuant to the Second Schedule

“Demised Premises” means the land and premises more particularly described in Part I of the First Schedule and any part thereof together with all buildings now or hereafter erected thereon all additions alterations and improvements thereto and the fixtures and fittings therein (other than tenant’s and trade fixtures and fittings)

“Environment” means “the environment” as defined in the Environmental Protection Act 1990.

“Hazardous Material” means all and any material and/or substances which are harmful or potentially harmful to human health property or the Environment or which are otherwise toxic noxious dangerous or deleterious

“Insured Risks” means the risks of fire storm tempest flood lightning explosion terrorism and in peacetime aircraft and articles dropped therefrom malicious damage impact plant and machinery cover overflowing of tanks bursting of pipes and such other risks as the Landlord shall from time to time insure (subject in all cases to any excesses exclusions and limitations imposed by the insurers or underwriters) except always such risks as cannot reasonably be insured by the Landlord on satisfactory terms or at a reasonable premium or as the Landlord’s insurers or underwriters have refused to insure

“Landlord” means the party of the first part and includes the estate owner for the time being of the reversion immediately expectant on the Termination of the Term

“Landlord’s Surveyor” means any firm or person (including a Chartered Surveyor employed by the Landlord but not the Surveyor appointed to determine the rent on review) appointed by or acting for the Landlord in the role of or to perform the function of a surveyor for any purpose under this Lease

“Permitted Use” means use as offices within the meaning of Class Bl of the Use Classes Order save as specified in sub-paragraph 4.19(b)

“Permitted Part” means a whole floor or part floor (and for the avoidance of doubt a part floor means only part of a floor which is directly accessible from any of the lifts, stairs or lobbies in the Demised Premises) of the Demised Premises (excluding the lifts staircases lift lobbies and toilets) or a combination of such whole and/or part floors

“Perpetuity Period” means the period expiring on the sooner of eighty years after the date hereof and the Termination of the Term

“Planning Acts” means the Town & Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and any Act for the time being in force of a similar nature or any laws and regulations intended to control or regulate the construction demolition alteration or change of use of land or buildings or to preserve or protect the environment or the national heritage

“Prescribed Rate” means three per centum per annum above Base Rate compounded with rests on the Rent Days such rate to apply as well after as before any judgment

“Rent Days” means 25th March 24th June 29th September and 25th December in each year and ‘Relevant Rent Day” shall be construed accordingly

“Surety” means the party of the third party only

“Tenant” means the party of the second part and includes its successors in title and assigns

“Term” means the term hereby granted and shall include any extension holding over or continuation thereof whether by statute agreement or otherwise

“Termination of the Term” means the determination of the Term whether by effluxion of time re-entry or otherwise howsoever

“this Lease” means this Lease any licence or consent granted pursuant hereto as varied or supplemented from time to time by and any deed or instrument made supplemental hereto

“Use Classes Order” means the Town & Country Planning (Use Classes) Order 1987

“Value Added Tax” means tax chargeable pursuant to the Value Added Tax Act 1983 and any similar tax which may supplement or replace it

1.2	Construction

This Lease shall unless the context otherwise requires be construed on the basis that:

(a)	where any covenant and/or obligation is undertaken by two or more persons jointly they shall be jointly and severally liable in respect of that covenant and/or obligation

(b)	the Term shall be deemed to commence for all purposes on the date of commencement specified in Clause 2

(c)	references to any Act of Parliament order instrument regulation direction or plan shall be deemed also to refer to any statutory or other modification or re-enactment thereof from time to time in force and any order instrument regulation direction or plan from time to time in force made or issued thereunder or deriving validity therefrom or from any enactment repealed thereby or under any such modification or re-enactment

(d)	any covenant on the part of the Tenant not to include an obligation on the part of the Tenant such act or thing

(e)	words denoting one gender include the oth denoting persons include firms and corporations

(f)	clause and paragraph headings shall not affect Lease

2	Demise

In consideration of the rents hereby reserved and the covenants on the part of the Tenant and of the Surety and the conditions hereinafter contained the Landlord at the request of the Surety HEREBY DEMISES to the Tenant the Demised Premises EXCEPTING AND RESERVING unto the Landlord and to all other persons from time to time entitled thereto the rights set out in Part II of the First Schedule TO HOLD the same unto the Tenant SUBJECT TO all rights of light and air and all covenants easements rights and privileges (if any) affecting the Demised Premises and in particular (but without prejudice to the generality of the foregoing) the rights covenants and other matters more particularly contained or referred to in the documents short particulars whereof are set out in Part III of the First Schedule FOR a tern of twenty years commencing on the 29th day of January One thousand nine hundred and ninety nine YIELDING AND PAYING therefor unto the Landlord without deduction (except such as the Tenant may be required by law to deduct notwithstanding any stipulation to the contrary):-

2.1	Basic Rent

Yearly during the Tern and so in proportion for any period less than a year until the 6th day of April 1999 the rent of a peppercorn and thereafter the Basic Rent such rent to be paid whether or not demanded by equal quarterly payments in advance on each of the Rent Days except the first payment which shall be made on the 7 April 1999 in respect of the period from and including the 7th day of April One thousand nine hundred and ninety nine to (but excluding) the Rent Day next following the 7th day of April One thousand nine hundred and ninety nine

2.2	Insurance Rent

By way of further rent on demand an amount equal to the cost of insurance incurred from time to time in respect of the Demised Premises and of the valuation for insurance purposes respectively referred to in Clauses 4.1(b) and (c)

2.3	Further Rent

By way of further rent all interest and other amounts payable under this Lease

2.4	Value Added Tax

The Value Added Tax which from time to time is or may be chargeable (by reason of an election of the Landlord or otherwise) in respect of the rents reserved by Clauses 2.1 2.2 and 2.3 of this Lease

3	Rent Review

The Basic Rent shall be reviewed and (if appropriate) increased at the times and in manner set out in the Second Schedule

4	Tenant’s Covenants

The Tenant COVENANTS with the Landlord as follows:-

4.1	Pay Rents

To pay to the Landlord:

(a)	the Basic Rent and other rents payable under this Lease at the times and in manner as herein provided in this Lease without any deduction or set off except as aforesaid the Basic Rent and any Value Added Tax to be paid by means of a banker’s standing order or such other method as the Landlord may reasonably require

(b)	on demand an amount equal to the full amount without deduction of any agency or other commission paid or allowed to the Landlord (which the Landlord shall be entitled to retain for its own benefit free of any obligation to bring the same into account under this Lease) of every premium payable and other payment incurred by the Landlord from time to time during the Term in effecting and maintaining insurance:-

(i)	in accordance with the provision of Clause 5.2(a) and

(ii)	for the benefit of the Landlord against property owners and third party liabilities arising in relation to the Demised Premises including but not limited to those arising under the Defective Premises Act 1972

(c)	on demand an mount equal to the cost incurred by the Landlord of obtaining from time to time a professional valuation of the Demised Premises for insurance purposes provided that the Tenant shall not be required to reimburse such costs more than once in every three years

(d)	if the Demised Premises shall be destroyed or damaged by any of the Insured Risks on demand an mount equal to any applicable excess under any insurance effected by the Landlord under or for the purposes of this Lease

4.2	Pay Outgoings

(a)	To pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description and whether or not of a capital or revenue or non-recurring nature and even though of a wholly novel character) which are now or may at any time hereafter be assessed charged levied or imposed or payable (i) in respect of the Demised Premises or (ii) on or by any estate owner landlord tenant or occupier in respect thereof except (subject to sub-clauses 4.31(d) and 4.32 and Clause 6.16) any tax payable by the Landlord as a direct result of the ownership of or an actual dealing by the Landlord with its reversionary interest in the Demised Premises or the receipt by the Landlord of the Basic Rent or any other payment made by the Tenant under this Lease)

(b)	If the Demised Premises shall at any time during the Term be unoccupied for any period during which the Tenant or any other person shall be entitled to claim or take the benefit of any relief from the payment of general rates or other outgoings and in consequence the amount of any claim to or benefit of similar relief which would otherwise be available to the Landlord in respect of any period following the Termination of the Term if the Demised Premises were vacant shall or may be reduced or lost to pay to the Landlord on demand in respect of such period an amount equal to the whole amount of the value to the Landlord of the claim or benefit which is not available to the Landlord and which would otherwise have been available to the Landlord in respect of the Demised Premises had the same been fully occupied throughout the Term and left unoccupied thereafter (no account being taken of any period or consecutive periods of actual occupation by any person after the Termination of the Term and which is or are together insufficiently long to warrant another period free of void rates when it or the last of them ends)

4.3	Common Expenses

Without prejudice to the generality of any other covenant by the Tenant to pay on demand a fair proportion of the costs and expenses of making repairing maintaining lighting insuring connecting and cleansing all ways roads pavements sewers drains pipes channels watercourses gutters wires cables boundary walls fences party walls structures passageways open areas and other conveniences which shall at any time belong to or be used for the Demised Premises in common with other premises near or adjoining thereto the amount due in case of dispute to be assessed by the Landlord’s Surveyor whose decision shall be final and binding on all parties except in the case of manifest error

4.4	Repair

To keep in good and substantial repair and condition and as necessary in whole or in part rebuild replace and renew (by way of repair only) and keep clean the Demised Premises (including the exterior and structure) and the water ventilation sanitary apparatus heating and/or air conditioning apparatus and the walls fences roads and other paved areas sewers drains lifts plant and machinery and appurtenances thereof with all necessary reparations cleansing and rebuilding works and amendments (by way of repair only) whatsoever (regardless of the age or state or dilapidation of the buildings for the time being comprised in the Demised Premises) and to replace from time to time all landlord’s fixtures fittings and appurtenances in the Demised Premises which may be or become beyond repair at any time during the Term or at the Termination of the Term PROVIDED that there shall be excepted damage by any of the Insured Risks unless insurance of the Demised Premises effected by the Landlord has been vitiated or prejudiced or payment of the insurance moneys refused in whole or in part as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors

4.5	Decoration maintenance and cleaning

Without prejudice to the generality of the foregoing covenant:

(a)	as to the exterior of the Demised Premises at intervals of not more than three years and as to the interior thereof at intervals of not more than five years and also as to both interior and exterior during the last three months prior to or at the Termination of the Term to have prepared and painted or otherwise decorated or heated (as the case may be) all surfaces and other portions fabrics and finishes (i) usually painted with two coats at least of good quality paint or (ii) otherwise decorated or treated with best quality materials and so often as may be necessary to have professionally treated in accordance with the good approved manner for preserving and protecting the same all other parts of the Demised Premises requiring treatment for preservation and protection and as and when necessary to clean make good and treat with suitable preservative any rough cast stucco work block panels or walk

(b)	to carry out such painting decoration or other treatment in a proper and workmanlike manner to the reasonable satisfaction of the Landlord and in accordance with such reasonable directions in regard thereto as may from time to time be communicated to the Tenant by or on behalf of the Landlord and during the last three months prior to or at the Termination of the Term in colours tints and materials previously approved in writing by the Landlord (such approval not to be unreasonably withheld)

(c)	to replace all broken or damaged glass in the Demised Premises as and when the same is broken or damaged with glass of the same colour tint and specification

(d)	to keep any areas not covered by buildings clear of all rubbish and free from weeds and in a neat and tidy condition and all grassed areas thereon regularly mown all borders therein properly stocked and tended all trees thereon properly lopped topped and pruned (including cutting back roots) and as necessary to fell and grub up the roots of any diseased or dangerous trees

(e)	to clean all windows (both externally and internally) and the window frames and other glass comprised in the Demised Premises as necessary

(f)	to procure that all electrical and mechanical plant and equipment (including lifts boilers central heating and air conditioning equipment) is properly and regularly serviced and maintained by qualified persons approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) under appropriate maintenance contracts and whenever required to produce the originals of such contracts for inspection by the Landlord and to supply copies to the Landlord

4.6	Yield up

(a)	To carry out such work to the Demised Premises as is necessary to ensure that at the Termination of the Term the Demised Premises are fitted out to the standard set out in the specification marked A Landlord’s Works annexed hereto

(b)	To yield up the Demised Premises to the Landlord at the Termination of the Term so painted treated rebuilt replaced renewed repaired cleansed maintained amended and kept as aforesaid and otherwise as shall be in accordance with the covenants and conditions contained in or imposed by virtue of this Lease and the keys and all fixtures (other than tenant’s or trade fixtures) of every kind in or upon the Demised Premises or which during the Term may be affixed or fastened to or upon the same and prior to the Termination of the Term to the reasonable satisfaction of the Landlord:

(i)	in case any of the said fixtures shall be missing broken damaged destroyed or beyond repair forthwith to replace them with others of a similar or more modem character and of no less value and

(ii)	unless released from compliance by written notice given by the Landlord prior to the Termination of the Term to remove from the Demised Premises all tenant’s and trade fixtures and fittings and partitions and furniture and effects and in the event of any alterations having been made to the Demised Premises to reinstate the Demised Premises to the condition in which the same were prior to the making of such alterations and for the avoidance of doubt the tenant’s and trade fixtures and fittings including without prejudice to the generality of the forgoing the specification marked B Tenant’s Improvements annexed hereto and to remove any moulding sign writing or painting of the name or business of the Tenant and other persons from the Demised Premises and

(iii)	to make good any damage caused to the Demised Premises by any such reinstatement or removal or the removal of my fixtures fittings furniture or effects

4.7	Permit Entry for Landlord and others

To permit the Landlord and its servants agents contractors and workmen the Landlord’s Surveyor the Surveyor appointed for the purpose of any review of the Basic Rent and their respective servants agents contractors and workmen with all necessary plant machinery equipment tools and appliances at all times in case of emergency and otherwise at any reasonable times on reasonable prior written notice without interruption or interference to enter upon the Demised Premises and remain thereon for such reasonable period as shall be necessary:

(a)	to examine the Demised Premises to ensure that nothing has been done or omitted which constitutes or may be or tend to be a breach or non-performance of any of the covenants contained in this Lease

(b)	to take schedules or inventories of the fixtures and things to be yielded up at the Termination of the Term

(c)	to exercise any rights excepted and reserved to the Landlord and for any other purpose connected with the interest of the Landlord in the Demised Premises or the disposal or charge thereof

(d)	to enable the Landlord to comply with any of its covenants

(e)	to inspect and measure the Demised Premises and for all purposes connected with any intended or pending step under the provisions of Part II of the Landlord and Tenant Act 1954 or the operation or implementation of the provisions of Clause 3 and the Second Schedule and the Tenant shall furnish such information for the said purposes as may reasonably be requested in writing by the Landlord or any other person who should be permitted entry to the Demised Premises under this sub-clause

(f)	for the purpose of inspecting and executing repairs additions or alterations to or upon or maintaining any adjoining or neighbouring premises the person exercising such rights making good at its own costs to the Tenant all damage to the Demised Premises or contents thereby occasioned taking reasonable steps to cause as little inconvenience as possible to the Tenant

4.8	Remedy wants of repair and entry for Landlord on default

(a)	Forthwith to proceed to remedy repair and make good all breaches of covenant wants of repair and of decoration and defects of which written notice shall be given by the Landlord to the Tenant and which the Tenant shall be liable to remedy repair or make good PROVIDED ALWAYS that if within two months from the date of such notice the Tenant shall fail to commence works to repair and make good the wants of reparation and other matters prescribed in such notice or if the Tenant shall at any time make default in the performance of any of the covenants contained in this Lease for or relating to the repair decoration treatment preservation protection state or condition of the Demised Premises (whether or not such a notice is given by the Landlord) to permit the Landlord and all persons authorised by the Landlord with workmen servants agents and others with or without plant machinery equipment tools and appliances to enter into and stay upon the Demised Premises and repair decorate treat preserve protect and make good the same so as to comply with the said notice at the expense of the Tenant (but so that the Landlord’s right of re-entry or any other right or remedy of the Landlord under this Lease shall not thereby be prejudiced) and to pay within 14 days of written demand the reasonable costs and expenses thereof together with interest thereon at the Prescribed Rate from the respective dates of expenditure by the Landlord to the date of reimbursement which amounts shall be a debt due from the Tenant to the Landlord and recoverable at the option of the Landlord by action or as rent in arrear

(b)	To pay to the Landlord within 14 days of written demand all reasonable costs and expenses incurred by the Landlord after the Termination of the Term in repairing restoring painting or otherwise treating the Demised Premises so as to put them into the state and condition required by the Tenant’s covenants together with interest thereon at the Prescribed Rate from the respective dates of expenditure by the Landlord to the date of reimbursement

4.9	Letting and Dealing Boards

To permit the Landlord and its servants and agents at reasonable times upon reasonable notice during the Term to enter upon the Demised Premises and affix grid retain without interference in a conspicuous position (but not so as materially to interfere with the access of light and air to the Demised Premises) notices for re-letting the same (if there be a possibility of the Term being determined) or selling the Landlord’s interest in the Demised Premises and to permit all persons with written authority from the Landlord or the Landlord’s agents at reasonable times of the day and upon reasonable notice to enter and view the Demised Premises without interruption

4.10	Notices

Immediately on receipt by the Tenant of any notice or communication from a competent authority affecting the Demised Premises or the use thereof to give to the Landlord a copy thereof and in any event when the Tenant first becomes aware of the service of such a notice or of any circumstances likely to lead to service of such a notice to give to the Landlord full particulars of such notice or circumstances and to make or join in making such objection or representation against or in respect of the same as the Landlord may reasonably require

4.11	Statutory Requirements

(a)	At the expense of the Tenant to comply with all present and future Acts of Parliament and subordinate legislation made thereunder relating to the Demised Premises or the use thereof or the employment of persons therein and to execute at the Tenant’s own expense any work required to be carried out in or to the Demised Premises whether such work is required to be carried out by the owner or the occupier or any other person

(b)	Not at any time to do or omit on or about the Demised Premises any act or thing by reason of which the Landlord may under any such Acts or subordinate legislation incur or have imposed upon it or become liable to pay any levy penalty damages compensation costs charges or expenses

(c)	To obtain all licences permissions and consents and to execute and do all works and things and to bear and pay all expenses required or imposed by any such Acts or subordinate legislation in respect of any works carried out by the Tenant on the Demised Premises or of any use thereof or of the employment of any persons therein

4.12	Planning

Without prejudice to the generality of the preceding sub-clause and except to the extent that the same may be undertaken by the Landlord in connection with the reinstatement of the Demised Premises pursuant to its covenant in that respect contained in Clause 5:

(a)	at the expense of the Tenant to comply with the provisions and requirements of the Planning Acts and all licences consents permissions and conditions now or hereafter existing granted or imposed thereunder or under any enactment repealed thereby so far as the same are implemented and relate to or affect the Demised Premises or any operations works acts or things now or hereafter carried out executed done or omitted thereon or the use thereof for any purpose

(b)	so often as occasion shall require at the expense of the Tenant to obtain from the Local Planning Authority or other competent authority all such licences consents and permissions as may be required under the Planning Acts for any works to or operations on the Demised Premises or the institution or continuance of any use thereof but so that the Tenant shall not make any application for planning permission without the previous written consent of the Landlord (which shall not be unreasonably withheld or delayed where the operations or use to be authorised are not otherwise prohibited by and where requisite have been approved by the Landlord under any relevant provisions of this Lease relating to alterations or change of use) and to pay and satisfy any charge that may hereafter be imposed (whether on the Landlord or the Tenant or any other person) in respect of any such operations or of any such use as aforesaid

(c)	notwithstanding any consent which may be granted by the Landlord not to carry out any works or any alteration or addition to the Demised Premises or any change of use thereof (being works or an alteration or addition or change of use for which a planning permission needs to be obtained) before a planning permission therefor has been produced to the Landlord and acknowledged in writing as satisfactory to it PROVIDED that the Landlord may refuse to express its satisfaction on the ground (inter alia) that the period thereof or anything contained therein or omitted therefrom in the reasonable opinion of the Landlord would be or be likely to be (whether during the Tern or following the Termination of the Term) prejudicial to the Landlord’s interest in the Demised Premises or any adjoining or neighbouring land and property belonging to the Landlord

(d)	unless the Landlord shall otherwise direct to carry out before the Termination of the Term any works stipulated to be carried out to the Demised Premises by a date subsequent to the Termination of the Term as a condition of any planning permission which may have been granted during the Term or implemented by the Tenant or any person deriving title under or through the Tenant before or during the Term

(e)	if and when called upon so to do to produce to the Landlord or as directed by it to any third party all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this covenant have been complied with in all respects

(f)	in any case where permission for any development has been granted subject to conditions the Landlord shall be entitled as a condition of giving its consent to the permitted development to require the Tenant to provide security to the Landlord satisfactory to the Landlord for the compliance with such conditions and the development shall not be commenced or the use instituted until such security shall have been provided to the satisfaction of the Landlord

(g)	not to do any thing to be done on or with reference to the Demised Premises which may be grounds for or cause or lead to the compulsory acquisition thereof

(h)	not to serve any purchase notice under the Planning Acts requiring any authority to purchase the interest of the Tenant in the Demised Premises

4.13	Alterations

(a)	(i) Not to make any alterations or additions in or to the Demised Premises other than as may be permitted by
paragraph	4.13(a)(ii)

(ii)	Not to make any internal non-structural alterations or additions (which do not involve any cutting maiming altering or injuring the demised premises) or any alterations required to comply with the provisions of sub-clauses 4.11 and 4.12 of this Clause without first obtaining the written consent of the Landlord (which consent shall not be unreasonably withheld or delayed)

(iii)	Where in this Clause 4.13(a) the Landlord’s consent shall be required the Landlord shall be entitled as a condition of granting such consent require the Tenant to enter into such covenants with the Landlord with regard to the execution of the works and the reinstatement thereof at the termination of the Term in such form as the Landlord may reasonably require

(b)	To carry out and complete the work involved in all alterations to the Demised Premises in accordance with the terms of all consents with materials of suitable good quality in a proper and workmanlike manner and to the reasonable satisfaction of the Landlord

(c)	On completion of the installation of anything which shall become part of the Demised Premises forthwith to give to the Landlord written notice of the same stating the full cost of reinstatement thereof

(d)	If the Tenant or any other occupier of the Demised Premises shall carry out any building work alterations excavation change of use or any other development on or to the Demised Premises to indemnify the Landlord against all liability whether immediate or consequential for any tax levy imposition or charge of whatsoever nature for which the Landlord may be or become liable as a result of the same and also against any further liability to tax flowing from this indemnity or any payment pursuant to it and to repay to the Landlord within 14 days of written demand the amount thereof together with interest at the Prescribed Rate from the date of payment by the Landlord to the date of such repayment and which sums in default of payment shall be recoverable at the option of the Landlord by action or as rent in arrears

4.14	Signs

Not without obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to affix to or display on or permit to be affixed to or displayed on the Demised Premises any sign hoarding poster placard or advertisement whatsoever which shall be visible from the outside of the Demised Premises except such means of identification and other notices stating the name of the Tenant or any other permitted occupier of the Demised Premises and the nature of its business as shall be reasonably necessary in connection with the use and occupation of the Demised Premises for the time being and shall first have been approved in writing by the Landlord such approval not to be unreasonably withheld or delayed

4.15	Dangerous and Deleterious Substances

(a)	Not to keep on the Demised Premises any material or liquid of a dangerous corrosive combustible explosive radio-active volatile unstable or offensive nature or which might in any way injure by percolation corrosion or otherwise the Demised Premises or the sewers and drains serving the same (except with the prior written consent of the Landlord and after giving due notice to any insurers of the Demised Premises and subject to any requirements imposed by them (with which the Tenant shall comply) small quantities of inflammable materials used in connection with the business carried on in the Demised Premises) or the keeping or use of which may contravene any statute order regulation or bye-law nor to stop up or obstruct in any way or permit oil or grease or other deleterious liquid or matter to enter by any means the pipes drains sewers or watercourses serving the Demised Premises or any adjoining or neighbouring premises and in the event of such obstruction or injury forthwith to remedy the same and make good all damage to the reasonable satisfaction of the Landlord

(b)	Not to permit the escape or leaching of any Hazardous Material from the Demised Premises into any adjoining or neighbouring land or premises

4.16	Fire precautions

At the expense of the Tenant to comply with all requirements (whether legally enforceable or not) from time to time of the appropriate authority and of any insurers of the Demised Premises in relation to fire precautions affecting the Demised Premises and to keep and maintain sufficient fire fighting and extinguishing apparatus in and about the Demised Premises installed in compliance with such requirements and with any legal requirements and open to inspection and maintained to the reasonable satisfaction of the Landlord and of any insurers of the Demised Premises and not to obstruct the access to or means of working of the same

4.17	Securing unoccupied premises

Throughout any period during which the Demised Premises are closed for business or are unoccupied whether or not furnished to keep the Demised Premises fully secured and to provide such caretaking and other arrangements as may be necessary to give the Demised Premises reasonable protection from vandalism theft or unlawful occupation

4.18	Loadings

Not to impose or permit to be imposed (whether by using machinery or otherwise) on any part of the floors roof roof trusses ceilings or the structure of any building comprised in the Demised Premises any load or weight greater than that which the same are designed or constructed to bear with due margin for safety nor to use the roof space for storage of goods nor by machinery or otherwise to cause or permit any undue vibration to or nuisance by noise or otherwise in the Demised Premises

4.19	User

(a)	Not to use the Demised Premises or any part thereof:-

(i)	for residential purposes or as sleeping accommodation

19

(ii)	for any noisy noisome noxious offensive or dangerous trade art manufacture business or occupation or for any sale by auction public exhibition political meeting show spectacle or gambling or for any illegal or immoral purpose

(iii)	in any way or for any purpose which may be or tend to become an annoyance nuisance damage disturbance or inconvenience to or prejudice the Landlord or the owners or occupiers of any premises adjoining or near the Demised Premises or the neighbourhood

(b)	Without prejudice to the generality of the foregoing not to use the Demised Premises otherwise than for the Permitted Use Provided that for as long as Learning Tree International Limited or some other company within the same group of companies (within the meaning of Section 42 of the Landlord and Tenant Act 1954) is the Tenant it may use the Demised Premises for the Permitted Use or for any use within Class Dl of the Use Classes Order

4.20	Insurers requirements

(a)	To carry out at the Tenant’s expense such works and other precautions as may be required by any insurers of the Demised Premises in accordance with their directions and not to carry on upon the Demised Premises or any adjoining property controlled by the Tenant any trade business or activity or do or permit any act or thing on or in relation to the Demised Premises which may make void or voidable any policy of insurance of the Demised Premises or of any adjoining or neighbouring premises belonging to the Landlord or render any increased or extra premium payable for such insurance

(b)	To pay forthwith within 14 days of written demand to the Landlord the whole of the amount (including professional and other fees and costs) which should have been recoverable under any insurance of the Demised Premises rendered irrecoverable as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors

4.21	Notify damage by Insured Risks

Forthwith upon becoming aware of the same to give immediate written notice to the Landlord of any destruction of or damage to the Demised Premises stating (if possible) whether and to what extent the same was brought about directly or indirectly by any of the Insured Risks

4.22	Prevent encroachments

(a)	Not knowingly to permit any owner of any property adjoining or near the Demised Premises to acquire any rights of way light or air or other privilege or easement or make any encroachment over against out of or upon the Demised Premises and as soon as the Tenant shall become aware thereof or of any act or thing which might result in the acquisition or making of any of the same to give immediate written notice thereof to the Landlord and to adopt or permit the Landlord to adopt such means as may be necessary or convenient for preventing the acquisition or making of any of the same and at the cost of the Tenant to take consent to or bring all actions in the name of the Tenant as the Landlord may think fit or (at the option of the Landlord) to join with the Landlord in taking such steps or action as may be reasonably required by the Landlord for preventing any of the same from being acquired or made

(b)	Not without obtaining the prior written consent of the Landlord to stop up darken or obscure any windows or lights belonging to the Demised Premises

4.23	Alienation

(a)	Not to charge the Demised Premises without the prior written consent of the Landlord nor to assign or charge the Demised Premises in any part less than the whole

(b)	Not to execute any declaration of trust with regard to the Demised Premises or any part thereof or this Lease

(c)	Not to part with or share possession or occupation of the Demised Premises or any part thereof other than in a manner permitted by this Clause 4.23

(d)	Not to share occupation of the Demised Premises or any part thereof Provided that subject to the Tenant giving not less than 14 days’ prior written notice to the Landlord in writing of the identity of the company and of the part of the Demised Premises affected (if less than the whole) the Tenant may share occupation of the Demised Premises or the relevant part thereof with some other company within the same group of companies (within the meaning of Section 42 of the Landlord and Tenant Act 1954) as the Tenant and for so long only as such company shall remain within such group and on terms whereby such company is not given exclusive occupation of the Demised Premises or any part thereof and no relationship of landlord and tenant is created Provided that any rent or other payment received by the Landlord from any such company shall be deemed to have been paid by such company as agent for the Tenant

(e)	Not to underlet or permit to be underlet any part or parts of the Demised Premises which is not a Permitted Part and not to create more than three separate underlettings in the Demised Premises

(f)	(i) Not to underlet the Demised Premises or any Permitted Part thereof nor to permit the creation of any derivative underlease:-

(A)	at a fine or premium or any other consideration or at a rent which at the commencement of the term of such underletting is less than the full rack rental value thereof without fine premium or any other consideration

(B)	at a rent payable more than two quarters in advance

(C)	other than on terms which shall contain provisions for review of the rent thereby reserved at such intervals no less frequent than shall be normal in the market for similar property at the time of the grant thereof having regard to the terms of the proposed underlease

(D)	other than on terms which shall incorporate such provisions as are necessary to ensure that any such underlease or derivative underlease is consistent with and in all respects no more or less onerous than the provisions of this Lease including (but without prejudice to the generality of the foregoing) provisions similar to those contained in this sub-clauses 4.23(f) and 4.23(h)

(E)	Not to underlet the whole or any part of the Demised Premises without ensuring that any immediate or derivative underlease shall be granted pursuant to an Order of a Court of competent jurisdiction permitting the exclusion of the provisions of Sections 24 - 28 inclusive of the Landlord and Tenant Act 1954 (as amended) in relation to any such underlease and the tenancy created thereby and that the same shall provide accordingly

(ii)	Not at any time during the Term to be a party or privy to an agreement or arrangement for commutation in whole or in part of the rent reserved by any underlease in consideration of the payment of a lump sum or any other consideration

(iii)	Not upon a review of the rent reserved by any underlease of the whole or any part of the Demised Premises to agree the amount of any such reviewed rent without the prior written consent of the Landlord (such consent not to be unreasonably withheld)

(g)	Not to assign the whole of the Demised Premises:-

(i)	without obtaining from the assignee a covenant by deed with the Landlord to pay the Basic Rent and all other rents reserved by this Lease and to observe and perform all the covenants on the part of the Tenant and conditions contained in this Lease for the residue of the Term and

(ii)	if the assignee is a corporate body and the Landlord shall so require without obtaining from a Surety or Sureties reasonably acceptable to the Landlord a full guarantee of the covenants of the assignee by deed in such form as shall be reasonably required by the Landlord

(h)	Not to underlet the Demised Premises without obtaining from the underlessee:-

(i)	a covenant by deed with the Landlord that the underlessee will throughout the term granted by the underlease:-

(A)	(in the case of an underletting of the whole of the Demised Premises) observe and perform all the covenants and conditions on the part of the Tenant (other than the covenant to pay the Basic Rent) contained in this Lease

(B)	(in the case of an underletting of part only of the Demised Premises) observe and perform all the covenants and conditions on the part of the tenant (other than the covenant to pay rent) contained in the underlease

(C)	not assign part only of the premises demised by the underlease

(D)	not assign the whole or sub-let or part with possession or occupation of the whole or any part of the premises demised by the underlease except in a manner and on terms permitted by this Clause 4.23 nor without first obtaining the written consent of the Landlord under this Lease which consent shall subject to compliance with such requirements not be unreasonably withheld or delayed

(E)	procure that any derivative interest created out of such underlease shall contain provisions equivalent to those contained in sub-clauses 4.23(h)(i)(A) to 0) above

(ii)	a covenant from the underlessee in the underlease (which covenant the Tenant shall use best endeavours to enforce) in the terms of sub-clauses 4.23(h) (i) (C) @) and (E) above

(i)	Upon every application for consent required by this Clause 4.23 to disclose to the Landlord such information including as to the terms proposed as the Landlord may reasonably require

(j)	Not to underlet the whole of the Demised Premises or underlet any part or parts thereof otherwise than in accordance with nor without in each and every such case first complying with the foregoing provisions and subject thereto not without obtaining the prior written consent of the Landlord which consent shall not be unreasonably withheld or delayed

4.24	Conditions applicable to assignment

(a)	Not to assign or transfer the whole of the Demised Premises otherwise than in accordance with nor without in each and every such case first complying with the foregoing provisions (so far as they are applicable to an assignment) and subject thereto not without the prior written consent of the Landlord which consent shall not be unreasonably withheld or delayed and for this purpose and for the purposes of section 19(1A) of the Landlord and Tenant Act 1927

(b)	It shall be reasonable for the Landlord to withhold consent in the following circumstances:-

(i)	where the assignee is a parent company subsidiary or holding company of the Tenant (as those expressions are defined in the Companies Act 1985)

(ii)	where the proposed assignee enjoys diplomatic or state immunity (save where the proposed assignee is the Government of the United Kingdom of Great Britain and Northern Ireland or any department thereof)

(iii)	for so long as there are any subsisting material breaches of the Tenant’s obligations under this Lease

(iv)	for so long as the Landlord or the Landlord’s solicitors have not received a personal undertaking from a firm of solicitors acting for the Tenant undertaking to pay the reasonable and proper legal and surveyor’s fees and reasonable out of pocket expenses incurred by the Landlord in considering the Tenant’s request for consent to assign and in documenting any consent which may be given, and in obtaining any requisite approvals to the assignment from Superior Landlords and mortgagees (if any) and whether or not the matter proceeds to completion, including a reasonable charge to cover the Landlord’s own administrative expenses

4.25	Requirement for Authorised Guarantee

(a)	Not to assign the Demised Premises as a whole unless the Tenant and the Surety shall on or before completion of such assignment execute a deed of guarantee (the “Authorised Guarantee”) in the form of the draft set out in the Third Schedule hereto by which the Tenant and the Surety shall covenant with the Landlord that the assignee will observe and perform the covenants on the part of the Tenant contained in this Lease (as the same may be varied from time to time) for the residue of the Term or (if sooner) until the assignee is released pursuant to the provisions of the Landlord and Tenant (Covenants) Act 1995

(b)	If prior to any assignment the obligations of the Tenant hereunder are guaranteed by any person persons or company (other than by a person or body which held the interest of the Tenant hereunder immediately before the date on which the current Tenant acquired that interest) then such guarantor will enter into the Authorised Guarantee required by the immediately preceding sub-clause to covenant with the Landlord that the Tenant will observe and perform the obligations on its part

4.26	Register devolutions

Within one month of every assignment transfer underlease or charge affecting the Demised Premises or any devolution of the estate of the Tenant therein or this Lease or of any derivative interest and every surrender thereof or the commencement or termination of any sharing of the Demised Premises or part thereof to give notice in writing with particulars thereof to the Landlord and produce such assignment transfer underlease or charge or the Probate of the Will or Letters of Administration or other instrument document or evidence of such devolution or surrender or sharing or a certified copy thereof and (where the title to this lease is registered at H M Land Registry) to submit any transfer to the Land Registry for registration within 28 days after it is completed and to notify the Landlord in writing of the date on which the application for such registration is made and following completion of such registration to deliver to the Landlord a certified copy of the Land Registry entries showing the transferee as proprietor of this Lease and in every case to pay to the Landlord a reasonable registration fee of not less than Twenty pounds plus Value Added Tax thereon

4.27	Compensation

To pay or procure the payment to the Landlord of the due and proper proportion of any compensation paid to the Tenant or payable as a consequence of any notice served on or application refused by any governmental or local authority in respect of the Demised Premises or the user thereof

4.28	Defective Premises

Forthwith upon becoming aware of the same to give notice in writing to the Landlord of any defect in the Demised Premises which would or might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices (including the wording thereof) which the Landlord may from time to time reasonably require to be displayed at the Demised Premises

4.29	Indemnify Landlord

To pay and make good to the Landlord and keep the Landlord fully and effectually indemnified against all loss costs claims demands liability damage actions and expenses whatsoever incurred or sustained by the Landlord directly or indirectly as a consequence of or in connection with any breach non-performance or non-observance of any of the covenants and conditions on the part of the Tenant contained or implied in this Lease or the use of the Demised Premises or the exercise of the rights granted by this Lease or arising by virtue of the presence in on over or under the Demised Premises of any Hazardous Material whether now or hereafter during the Term or the existence or condition of any article in or about the Demised Premises or the execution or omission of any works upon the Demised Premises including all costs and expenses incurred by the Landlord in connection with any steps which the Landlord may (at its absolute discretion but without being in any way obliged so to do) take to remedy any breach of covenant or condition by the Tenant or any Surety contained or implied in this Lease AND such indemnity shall be without prejudice to any rights or remedies of the Landlord under this Lease in respect of any breach non-performance or non-observance of any covenant or condition

4.30	Costs

To pay within 14 days of demand (as to legal costs assessed on the Indemnity Basis):-

(a)	all reasonable legal costs and other costs and professional fees and disbursements incurred by the Landlord in connection with or incidental to any application made by the Tenant for a consent or licence (whether the same be granted withdrawn or refused or proffered subject to any qualification or condition) or the consideration of any proposal (including plans and specifications) for and the inspection supervision and approval or otherwise any works on the Demised Premises or any change in the user thereof

(b)	all expenses including solicitors’ costs and surveyors’ fee reasonably incurred by the Landlord in contemplation of or incidental to the preparation and service of a notice under Section 146 of the Law of Property Act 1925 or of proceedings under Sections 146 and 147 of that Act notwithstanding that in any such case forfeiture is avoided otherwise than by relief granted by the Court

(c)	all reasonable expenses including solicitors’ costs surveyors’ fees and bailiffs costs and commission incurred by the Landlord in connection with or incidental to any breach non-performance or non-observance of any of the covenants or conditions on the part of the Tenant contained in this Lease or in contemplation of the enforcement thereof including (without prejudice to the generality of the foregoing) the service of all notices relating to and schedules of dilapidations and wants of repair or decoration to the Demised Premises and any negotiations in respect thereof and whether served during the Term or after the Termination of the Term (but relating in all cases to such wants of repair or decoration that accrued not later than the Termination of the Term) or the levy of distress

(d)	all Value Added Tax incurred by the Landlord on or included in any amount reimbursable by the Tenant to the Landlord under this Lease

4.31	Value Added Tax

Where any payment due under or by virtue of this Lease is a payment on which Value Added Tax is or may be chargeable (by reason of an election of the Landlord or otherwise) to pay the amount of such tax in respect of the payment at the rate applicable to that payment upon receipt from the Landlord of an appropriate Value Added Tax invoice

4.32	Comply with Title Matters

To perform and observe all the covenants conditions and provisions affecting the Demised Premises including those contained or referred to in the documents referred to in Part IV of the First Schedule so far as the same relate to the Demised Premises and are still subsisting and capable of being enforced (except in respect of the Section 80 Environmental Protection Act 1990 notice dated 7 June 1995) and to keep the Landlord fully and effectually indemnified from and against all costs claims demands and liabilities arising from any breach non-performance or non-observance thereof

5	Landlord’s Covenants

The Landlord COVENANTS with the Tenant as follows:-

5.1	Quiet enjoyment

The Tenant paying the Basic Rent and other rents and charges payable under this Lease and performing and observing the several covenants and stipulations on the part of the Tenant contained in this Lease may peaceably and quietly hold and enjoy the Demised Premises during the Term without any lawful interruption or disturbance from or by the Landlord or any person rightfully claiming under or in trust for it

5.2	Insurance

(a)	At all times during the Term to insure (unless such insurance shall be prevented or vitiated by the act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors) the Demised Premises for such amount as the Landlord shall from time to time be advised by the Landlord’s Surveyor as being equal to the full cost of reinstatement thereof (or such greater amount as the Tenant may reasonably request in writing from time to time) together with architects’ and other professional fees costs of demolition and site clearance and any work which may be required by virtue of any Act of Parliament against loss or damage by the Insured Risks appropriate thereto and loss of rent for three years or such longer period as the Landlord shall reasonably determine at the yearly rate payable under this Lease and for such additional amounts in respect of rent prospectively payable on review as the Landlord shall decide and with an insurance office or underwriters of repute upon the usual terms and conditions offered by them for such insurance and through such agency as the Landlord shall select Provided Always that the Landlord shall not be under any obligation to insure any fixtures or fittings installed by the Tenant which have become part of the Demised Premises or any alterations to the Demised Premises unless the Tenant shall have given to the Landlord written notice of such installation or the carrying out of the same and of the full cost of reinstatement thereof and the Landlord has agreed with the Tenant at its request to effect the insurance thereof

(b)	At the request and cost of the Tenant to notify such insurance office or underwriters of the occupation of the Demised Premises by the Tenant and at the Tenant’s request and cost to produce to the Tenant (but not more often than once in any year) sufficient details of the policy or policies of such insurance

(c)	In case of damage to or destruction of the Demised Premises by any of the Insured Risks and provided the policy of insurance shall not have been vitiated or payment of the policy moneys refused in whole or part as a consequence of any act or default of the Tenant or of any undertenant or their respective servants agents licensees or visitors and subject to receipt of all insurance moneys and of the amount of any applicable excess from the Tenant to make application for all necessary consents and approvals and forthwith to expend all moneys received by virtue of such insurance (other than in respect of loss of rent) in rebuilding reinstating and making good (as the case may be) the Demised Premises with all reasonable speed when it is lawful so to do (except fixtures and fittings therein in respect of which the Tenant has not given written notice of the installation thereof as herein provided or which the Landlord has not agreed to insure) and in case of rebuilding or substantial reinstatement this covenant by the Landlord shall be satisfied if the Landlord provides in the premises so rebuilt or reinstated accommodation as convenient and commodious as is reasonably practicable but not necessarily identical to the Demised Premises as the same existed prior to such damage or destruction

6	Provisos

PROVIDED ALWAYS and it is agreed and declared as follows:-

6.1	Forfeiture

This Lease are made on the express condition that if and whenever the Basic Rent or any other rents and charges reserved or made payable under this Lease or any part thereof respectively shall be unpaid for twenty-one days next after the same shall become due (whether formally or legally demanded or not) or if and whenever there shall be a breach or non-performance or non-observance of any of the covenants or agreements on the part of the Tenant or stipulations or conditions contained in this Lease imposed on the Tenant or if the Tenant being a company shall go into liquidation (other than a voluntary liquidation of a solvent company for the purpose of amalgamation or reconstruction) or have a winding-up or administration order made against it or be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or shall enter into a composition with its creditors or a scheme of arrangement of its affairs or have an administrator or a receiver or manager appointed over all or any part of its undertaking or assets or being an individual shall have a bankruptcy order or an interim order made against him or enter into a composition with his creditors or scheme of arrangement of his affairs or have an interim receiver appointed in respect of his property or if the Tenant in any case shall suffer any distress or execution to be levied on the Demised Premises or shall take the benefit of any Act for the relief of debtors then and in any such case the Landlord or its agents may at any time thereafter and notwithstanding the waiver or implied waiver of any previous right of re-entry arising under this Lease re-enter upon the Demised Premises or any part thereof in the name of the whole whereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord in respect of arrears of rent or other breach or non-observance of any condition covenant or agreement on the part of the Tenant contained in this Lease or otherwise

6.2	Distress

(a)	If the Basic Rent or other rents or any other payment to be made by the Tenant under this Lease or any part thereof shall be unpaid and in arrear for twenty-one days (whether demanded or not) it shall be lawful for the Landlord to enter into and upon the Demised Premises at any time thereafter and by any means (including breaking open any doors or windows and gates and breaking down fences or other enclosures) and distrain upon the Demised Premises (which power shall extend to any tenant’s and trade fixtures and fittings then therein and for severance and removal thereof) and the distress there and then found to dispose of in due course of law and to apply the proceeds thereof first towards payment of all costs and expenses thereby incurred and secondly towards the Basic Rent or other rents or payments in arrear and in such order as the Landlord shall decide

(b)	If any rent or other payment due from the Tenant under this Lease shall be unpaid twenty-one days after the due date for payment thereof (whether formally demanded or not) and shall be paid only after the Landlord’s Solicitors have been instructed or distress caused to be levied the Tenant shall in addition pay to the Landlord within 14 days of written demand the Landlord’s solicitors’ reasonable costs thereby incurred and all bailiffs commission

6.3	Notices

All notices to be given under this Lease shall be in writing and Section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 shall apply to the service of all such notices and in case of any notice to be served on the Tenant such notice shall also be duly served if left at the Demised Premises or sent to the last known address of the Tenant

6.4	Suspension of Rent

If during the Term the Demised Premises shall be destroyed or so damaged by any of the Insured Risks as to be unfit for occupation and use then (provided the Tenant shall have duly carried out its obligations under this Lease and the insurance of the Demised Premises or for loss of rent shall not have been vitiated or payment of the policy moneys refused in whole or in part as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors and subject to the payment by the Tenant to the Landlord of an amount equal to any applicable excess under the relevant policy of insurance) the Basic Rent or a fair and just proportion thereof according to the nature and extent of the damage shall as from the date of such destruction or damage for a period equal to the period for which the Landlord has insured loss of rent for the Demised Premises or until the Demised Premises have been rebuilt or reinstated (whichever is the shorter period) be suspended and any dispute as to the extent proportion or period of such suspension shall be determined by a single arbitrator to be appointed by the Landlord and the Tenant or (if they cannot agree on such appointment) by the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the Arbitration Acts 1950 and 1979

6.5	Determination on Destruction

If at the expiration of the period for which the Landlord has insured loss of rent from the Demised Premises (or such longer period as shall be agreed in writing between the Landlord and the Tenant before the expiry of such period) calculated from the date upon which the Demised Premises shall have been destroyed or so damaged by any of the Insured Risks as to render them unfit for occupation and use:-

(a)	the insurance of the Demised Premises effected pursuant to the covenant by the Landlord in that behalf contained in this Lease has not been vitiated or prejudiced by or payment of the policy moneys refused in whole or in part as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors and

(b)	the Landlord shall have been unable to obtain all necessary consents and approvals for the rebuilding replacement and/or reinstatement of the Demised Premises then and in such case (unless otherwise agreed in writing between the Landlord and the Tenant prior to the expiration of such period as aforesaid) this Lease shall absolutely determine PROVIDED ALWAYS that such determination will take place without prejudice to any and all rights then subsisting between the parties to this Lease

6.6	Landlord to have Insurance Moneys on Frustration

If this Lease shall determine under the provisions of Clause 6.6 above or the Landlord shall not have completed the rebuilding replacement and/or reinstatement of the Demised Premises following destruction or damage by any of the Insured Risks at the Termination of the Term then and in either such case all moneys payable or to become payable under any insurance effected pursuant to the covenant on the part of the Landlord in that respect contained in Clause 5 shall be paid to the Landlord for its own use and benefit

6.7	Double insurances

If at any time the Tenant is entitled to the benefit of any insurance of the Demised Premises then the Tenant shall pay or procure that there be paid to the Landlord for its own use and benefit all moneys received or to be received by virtue of such insurance

6.8	Disclaimer

Except to the extent covered by the insurance effected by the Landlord the Landlord shall not be responsible to the Tenant or any other person for any injury death damage destruction or financial or consequential loss whether to person property or goods due directly or indirectly to the act neglect or default of any other occupier for the time being of the Demised Premises or of the Landlord

6.9	Interest on unpaid rents and other moneys

If the Basic Rent and any Value Added Tax payable thereon shall not be paid to the Landlord within seven days of the relevant Rent Day (whether or not demanded) or any other rents or amounts payable by the Tenant to the Landlord under this Lease shall not be paid within fourteen days of the date of demand the Tenant shall pay to the Landlord with any such sums but without prejudice to all or any other rights or remedies of the Landlord under this Lease) interest thereon at the Prescribed Rate calculated on a day to day basis (and compounded with rests on the Rent Days) from the date on which the same became due and payable or (if earlier) the date of expenditure by the Landlord down to the date of payment or reimbursement by the Tenant

6.10	Non-acquisition of easements

The Tenant shall not by implication of law or otherwise be entitled to any estate or any right privilege or easement whatsoever (except as expressly granted) by this Lease nor shall the Tenant by virtue or in respect of the Demised Premises or this Lease be deemed to have acquired or to be entitled nor shall it during the Term acquire or become entitled by length of enjoyment prescription or any other means to any such estate right privilege or easement

6.11	Rent acceptance when breach exists

(a)	No demand for or acceptance or receipt of the Basic Rent or any other rents or any payment on account thereof shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease or re-enter the Demised Premises by reason of any breach of covenant by the Tenant or otherwise notwithstanding that the Landlord may know or be deemed to know of such at the time of such demand acceptance or receipt and the Tenant shall not in any proceedings for forfeiture be entitled to rely on any such demand receipt or acceptance as aforesaid as a defence Provided that this provision shall have effect in relation only to a demand receipt or acceptance made during such period (if any) as may in all the circumstances be reasonable for enabling the Landlord to conduct any negotiations with the Tenant for remedying the breach or other matter

(b)	If the Landlord shall refuse to accept the Basic Rent or any other rents or amounts payable by the Tenant to the Landlord under this Lease in order to avoid a waiver of any right which the Landlord may have to forfeit this Lease or re-enter the Demised Premises by reason of any breach of covenant by the Tenant or otherwise then notwithstanding any tender of the same by the Tenant such sums shall bear interest to be paid by the Tenant at the Prescribed Rate calculated on a day-to-day basis (and compounded with rests on the Rent Days) from the date on which the same became due and payable or (if earlier) the date of expenditure by the Landlord down to the date upon which payment shall be accepted by the Landlord or earlier forfeiture or re-entry

6.12	Tenant’s covenants fully enforceable

Each of the Tenant’s covenants contained in this Lease shall remain in full force both at law and in equity notwithstanding that the Landlord may have waived or released temporarily or permanently revocably or irrevocably or otherwise howsoever any similar covenant affecting other premises or have waived any prior breach of any covenant on the part of the Tenant

6.13	Disputes with adjoining owners

Any dispute arising between the Tenant and tenants or occupiers of adjoining or neighbouring premises belonging to the Landlord about any easement right or privilege in favour of or affecting the Demised Premises or the premises adjoining or near the Demised Premises shall be decided by the Landlord’s Surveyor (whose decision including as to costs shall be binding upon the Tenant who shall submit to and abide by such decision)

6.14	Warranty disclaimer

The Tenant acknowledges that no representation or warranty has been given prior to the date hereof or is given or implied by this Lease that the use now or hereafter proposed by the Tenant for the Demised Premises is or will be or will remain a use which does not constitute a breach of the Planning Acts or will not require planning permission or is in accordance with any restriction or covenant affecting the Demised Premises and that no consent which the Landlord may give to any change of use shall be taken as including any such representation or warranty nor that the Demised Premises are free from contamination by Hazardous Material or suitable for use by the Tenant for the purposes permitted hereunder and the Term and the Basic Rent and other rents or amounts payable to the Landlord under this Lease shall not determine by reason of any changes modifications or restrictions of the user of or access to the Demised Premises or by the same being or becoming impracticable or prohibited for any reason

6.15	Value Added Tax

(a)	All sums payable by the Tenant under or in connection with this Lease are exclusive of any Value Added Tax

(b)	The Landlord shall not be obliged to exercise any election to waive exemption from Value Added Tax in relation to the Demised Premises

(c)	Every obligation on the Tenant under or in connection with this Lease to indemnify the Landlord or any other person against any liability includes an obligation to indemnify against any Value Added Tax

6.16	Hazardous Materials

Any and all liability of the Landlord to the Tenant or any undertenant or occupier or their respective servants agents or visitors in respect of any Hazardous MateriaI present in on over or under the Demised Premises at the date hereof or at any time or times during the Term is hereby (to the extent permitted by law) expressly excluded

6.17	Jurisdiction

This Deed shall be governed by and construed in accordance with the laws of England and the Courts of England are to have jurisdiction but without prejudice to the Landlord’s exclusive right to commence proceedings against the Tenant and/or the Tenant’s Surety in any other jursidiction

7	Surety’s Covenant

The Surety covenants with the Landlord that it will comply with its obligations contained in clause 4.25 of this Lease

It is hereby certified that this Lease has been made in pursuance of an agreement

EXECUTED AS A DEED AND DULY DELIVERED the day and year inserted on page 1

Schedule 1

Part I

The Demised Premises

The land and building therein known as Euston House 24 Eversholt Street London NW1 shown edged red on the Plan attached hereto as the same are comprised within Title Nos. 310127 323279 224978, 403961 and 104963 except such parts thereof as are vested in London Underground Ltd. as recorded in an Agreement dated 20th October 1976 made between British Railways Board (1) and London Transport Executive (2)

Part II

Rights Excepted and Reserved

1	Services

The free and uninterrupted passage and running of water soil gas electricity telephone and other services from and to all other buildings premises and land whether belonging to the Landlord or not adjoining or near to the Demised Premises through and along all conduits pipes drains channels watercourses sewers wires and cables or other conducting media which are now or may hereafter during the Perpetuity Period be in over or under the Demised Premises

2	Entry to repair services

To enter upon the Demised Premises at all times in case of emergency and otherwise at all reasonable times upon reasonable written notice for the purpose of inspecting maintaining cleansing repairing altering testing renewing and replacing laying and making connections to the said conduits pipes drains channels watercourses sewers wires and cables and other conducting media and all connections and related apparatus the persons exercising such rights causing as little damage and interference to the Tenant as reasonably practicable to the Demised Premises and contents and making good or procuring the making good of all damage thereto which is thereby occasioned at the costs of the Landlord

3	Works to and use of adjoining premises

At all times during the Term without reference to the Tenant or making any compensation to the Tenant therefor to:-

(a)	execute or permit or suffer the execution of works or alterations on or to any lands adjoining or near the Demised Premises or the demolition rebuilding alteration or extension of any buildings now or hereafter erected on such lands including the right to build on or into any boundary wall of the Demised Premises and make use of any column or support thereof (but not so as to damage the interior surfaces thereof) and to make any excavation in such lands and to undermine underpin and shore up the Demised Premises in such manner as the Landlord may think fit

(b)	use or deal with such lands and buildings and premises adjoining or near the Demised Premises in such manner as the Landlord may in its absolute discretion think fit notwithstanding that the access of light or air to the Demised Premises PROVIDED THAT the Tenant’s occupation and use of the Demised Premises shall not be materially adversely affected PROVIDED THAT the Landlord takes all reasonable steps to minimize inconvenience to the Tenant and makes good all damage to the Demised Premises at its own cost

4	Other easements

All other easements and rights in the nature of easements or quasi-easements now enjoyed by the Demised Premises over any property adjoining or near the Demised Premises or which may at any time during the Perpetuity Period be acquired over any such property for the benefit of the Demised Premises and to which the Landlord may be or become entitled

5	Entry for Purposes of this Lease

To enter upon the Demised Premises for all and any of the purposes mentioned in Clauses 4, 5 and 6

Part III

Brief particulars and documents referred to in clause 2

The entries referred to in the Transfer of the Demised Premises to the Landlord dated 7th April 1998.

Schedule 2

Rent Review

1	Interpretation

In this Schedule the following expressions have the following meanings:-

“Open Market Rent” the clear yearly full open market rent at which the Demised Premises might reasonably be expected to be let at the Relevant Review Date as (i) a whole or (ii) if the Demised Premises are sub-let at the Relevant Review Date in part or parts the aggregate rental value of (a) such parts as a whole and (b) any parts which are not sublet as a whole; whichever is the greater rental value of the Demised Premises by a willing landlord to a willing tenant in the open market with vacant possession and without fine or premium for a term of ten (10) years commencing on the Relevant Review Date at the rate applicable which might be allowed by the willing landlord to the willing tenant assuming (if not a fact) that:-

(a)	the Demised Premises and all buildings comprised therein are then in existence and enjoy all rights necessary for the full beneficial use thereof and if damaged (i) are fully restored and (ii) the provisions of Clause 6.5 do not apply

(b)	the willing tenant has received the benefit of any rent 6ee or reduced rent period or any other inducement which it might then be the practice in the open market for a willing landlord to allow or make to a willing tenant

(c)	all the covenants stipulations and conditions contained in this Lease have been duly and fully performed observed and complied with by the Tenant

(d)	no work has been carried out to the Demised Premises during the Term or during any period of occupation by the Tenant or any undertenant or their respective predecessors in title prior to the date of this Lease which would diminish the letting value thereof

(e)	the willing tenant is with others in the open market for the Demised Premises

(f)	(irrespective of any act omission or default of the Tenant or other circumstance) the Demised Premises are fit and ready for immediate occupation and use and can lawfully be used as offices within the meaning of Class B1 of the Use Classes Order notwithstanding:-

(i)	the construction and use of toilet facilities in the areas shown hatched red on plans f(i)(a) and f(i)(b) annexed to this Lease; and

(ii)	the construction and use of restaurant and kitchen facilities in the areas shown hatched red on plans f(ii)(a) and f(ii)(b) annexed to this Lease

(iii)	the construction and use of the riser throughout the Demised Premises: the location of such riser on the ground and fifth floors of the Demised Premises respectively shown in the location cross-hatched red on plans f(i)(a) and f(i)(b) annexed to this Lease

(g)	the Demised Premises have been fitted out by the Landlord at the Landlord’s expense including but without limitation to the standard set out in the specification marked A Landlord’s Works annexed hereto

(h)	the Demised Premises are to be measured in accordance with the RICS Code of Measuring Practice 4th Edition published November 1993 on a net internal basis

(i)	in any case where the floor to ceiling height is lower than prevailing standards this is to be ignored where due to the presence of oversized air-conditioning installed at the Tenant’s specific request

(j)	the willing tenant and its potential assignees or undertenants of the Demised Premises suffer no disadvantage at the Relevant Review Date or at any time during the Tern arising from an actual or potential election by the Landlord to waive exemption in respect of value added tax or any other tax replacing or supplementing the same so far as concerns rent payable or of any taxable supply received by the Tenant under or in connection with this Lease and on a lease which shall (with the exception of the provisions of clause 4.6(a) and this reference to that sub-clause) otherwise contain the same terms and provisions in all respects as this Lease (including the provisions for review of the Basic Rent herein contained) other than the amount of the Basic Rent there being disregarded any effect on rent of:-

(i)	the fact that the Tenant or any lawful sub-tenant or occupier or their respective predecessors in title has been in occupation of the Demised Premises

(ii)	any goodwill attached to the Demised Premises by reason of the carrying on thereat of the business of the Tenant or any lawful sub-tenant or occupier or their respective predecessors in such business

(iii)	any improvement lawfully carried out by the Tenant or any lawful sub-tenant or occupier at its own expense to include the works set out in the Retrospective Licence for Works between the Landlord and the Tenant of even date herewith with the Landlord’s written consent otherwise than in pursuance of an obligation to the Landlord or its predecessors in title contained in this Lease or any document supplemental thereto

(iv)	the absence of any allowance or discount for loss of use of the Demised Premises whilst any fitting-out works alterations or improvements are being carried out or for the time or cost of the same and

(v)	all Statutory Rent Restrictions

“Review Date” the 7th day of April 2004 and each successive fifth anniversary of such date during the Term and any other date on which the Basic Rent is to be reviewed to the provisions of paragraph 9 of this Schedule and

“Relevant Review Date” shall be construed accordingly

“Review Period” the period between a Review Date and the next succeeding Review Date or the Termination of the Term (as the case may be) and

“Relevant Review Period” shall be construed accordingly

“Statutory Rent Restrictions” restrictions imposed by any statute for the time being in force and any regulations or orders made thereunder which operate impose any limitation whether in time or amount on-the review of the Basic Rent and/or the collection of an increase in the Basic Rent

“Surveyor” an independent Chartered Surveyor of recognised standing experienced in the valuation and letting of premises so far as practicable of similar character or comparable to the Demised Premises in the locality thereof or if there are no such premises locally then in the same region as the Demised Premises or nationally (as the case may require)

2	Review of the Basic Rent

The Basic Rent shall be reviewed as at and (if appropriate) increased on each Review Date as hereinafter provided and the amount of the Basic Rent payable for each successive Review Period shall be the Basic Rent which was (or which but for Statutory Rent Restrictions would have been) payable immediately prior to the Relevant Review Date increased by the amount (if any) by which the Open Market Rent as at such Review Date exceeds the Basic Rent at the aforesaid yearly rate

3	Agreement of Open Market Rent

The Landlord and the Tenant shall endeavour to agree the amount of the Open Market Rent as at each Review Date but if (for whatever reason) the Open Market Rent shall not have been unconditionally agreed in writing three months after the Relevant Review Date either the Landlord or the Tenant may at any time thereafter by notice in writing to the other require that the determination of the Open Market Rent be referred to the Surveyor who shall be appointed by the Landlord and Tenant or in default of agreement on such appointment by the President (or other the acting Chief Officer) for the time being of the Royal Institution of Chartered Surveyors on the written application of the Landlord or the Tenant

4	Determination by the Surveyor

4.1	The Surveyor shall act as an expert and not as an arbitrator and invite the Landlord and the Tenant to submit to him within such time limits as he shall consider appropriate such written representations and cross representations as to the amount of the Open Market Rent with such supporting evidence as they may respectively wish

4.2	The Surveyor will within two months after his appointment or within such extended period as the Landlord shall stipulate give to the Landlord and the Tenant written notice of the amount of the Open Market Rent as determined by him and his determination shall be final and binding on the parties to this Lease

4.3	If the Surveyor shall not have given notice of his determination within the period and in manner aforesaid or if for any reason it becomes apparent that he will be unable to do so within such period the Landlord and the Tenant may agree upon or either of them may apply for a new Surveyor to be appointed in his place (which procedure may be repeated as many times as may be necessary) PROVIDED always that any such determination given by the

Surveyor outside such time limit but prior to the appointment of a new Surveyor shall be valid and effective but if given thereafter shall be null and void

4.4	The Surveyor’s fees or charges (including the costs of his appointment) shall be borne between the Landlord and the Tenant in such proportions as the Surveyor shall determine or in the event that no determination is made equally between the Landlord and the Tenant

5	Interim Payments

If the Open Market Rent has not been ascertained (by agreement or determination) by any Relevant Review Date the Tenant shall pay to the Landlord until the date when the Open Market Rent has been ascertained as aforesaid the Basic Rent at the yearly rate payable for the period immediately preceding the Relevant Review Date and upon the amount of the Basic Rent actually payable from the Relevant Review Date being ascertained the Tenant shall forthwith pay to the Landlord in respect of the period commencing on the Relevant Review Date and ending on the Rent Day immediately following such ascertainment the amount whereby the Open Market Rent for such period exceeds the Basic Rent at the rate previously payable together with interest thereon at the Prescribed Rate for the period commencing on the Relevant Review Date (or other the relevant Rent Day upon which the relevant proportion of the same would have become due had the Open Market Rent been ascertained before the Relevant Review Date) and ending on the date of payment

6	Statutory Rent Restrictions

Throughout any period during the Term that Statutory Rent Restrictions shall apply to prevent or prohibit either wholly or partially:-

(a)	the operation of the above provisions for review of the Basic Rent then the Relevant Review Date or Dates shall be postponed to take effect on the earliest date or dates thereafter upon which such review may occur and if there shall be a partial relaxation of the Statutory Rent Restrictions there shall be a further review of the Basic Rent on the earliest date thereafter as aforesaid notwithstanding that the Basic Rent may have been increased partially on or since the original Relevant Review Date

(b)	the collection of any increase in the Basic Rent or any installment or part thereof by the Landlord or the retention thereof at any time after collection then the collection of any increase or increases in the Basic Rent shall be postponed to take effect on the earliest date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase

AND until the Statutory Rent Restrictions shall be removed the Basic Rent shall be the maximum sum from time to time permitted by the Statutory Rent Restrictions

7	Memorandum of Review

On each occasion that the Open Market Rent is ascertained pursuant to the provisions of this Schedule the Landlord and the Tenant shall cause a memorandum of the yearly amount of the Basic Rent payable under this Lease for the Relevant Review Period to be endorsed on this Lease and the Counterpart thereof and such memorandum shall be signed by or on behalf of the Landlord and Tenant respectively

8	Miscellaneous

For the avoidance of doubt it is declared that:-

(a)	the Basic Rent payable for any Review Period shall not be less than the amount of the Basic Rent payable for the period immediately preceding the commencement of such Review Period

(b)	any agreement between or other memorandum in writing signed by or on behalf of the Landlord and the Tenant as to the amount of the Open Market Rent as at any Review Date or the amount of the Basic Rent payable during any Review Period shall be valid and binding on the parties to this Lease notwithstanding the appointment of the Surveyor or any application for his appointment or the failure in any manner to adhere to the foregoing procedures methods or timetables for review of the Basic Rent or determination of the Open Market Rent

SPECIFICATION A

24 EVERSHOLT STREET. EUSTON HOUSE

LANDLORDS WORKS

The ground and first to eighth floors inclusive provide for open plan office accommodation. The basement provides for:-

(a)	an air-conditioned computer room and workshop areas respectively shown hatched and cross-hatched on the plan annexed; and

(b)	with regard to the remainder of the basement, a mix of open plan accommodation and rooms.

1.0	Demolitions

1.1	Strip out all existing internal partitions, raised floors, ceilings, etc including services from basement to 8th floor inclusive. Protect all retained features as necessary

1.2	Disconnect and make safe all redundant services and remove.

2.0	Structural Alterations

2.1	Formation of new firemans lift shaft and services shafts.

2.2	Formation of new protected escape route from staircase through shop unit. Demolition of dividing wall between the shop units and introduction of new lobbied door access into the shop unit.

3.0	Toilets

3.1	Strip out and replace all existing toilets.

3.2	Provide toilet roll holders, coat hooks to suit.

3.3	Toilet roll holders, coat hooks to suit. W.C. Cubicles Armitage Venesta or similar. Inclusive of all doors and panels and door furniture, vanity units, basins, W.C.’s, urinals etc.

Formation of two number disabled persons toilets per floor, total 18 number. Inclusive of all fixtures and fittings in accordance with requirements for disabled persons.

4.0	Suspended Ceilings

4.1	Provision of uninterrupted 600 x 600 tegular edged Armstrong Dune tiles on a 15mm exposed grid to the following areas.

Ground floor	- all areas except reception, induction, stair areas and W.C.’s.
First to sixth	- all areas except stair areas and W.C.’s.
Seventh	- all areas except stair areas and W.C.’s.
Eighth	- all areas except stair areas and W.C.’s.

4.2.	Solid Plasterboard, Suspended Ceilings, Taper edged sheeting, Two layers of Gyproc Wallboard to W.C.’s on all floors.

5.0	Glass and Glazed screens

5.1	Renew glazing in the roof lights over induction area in heat soaked toughened 6mm glazing.

6.0	Doors and Ironmongery

6.1	Doors generally to be 1981 x 926 x 54 solid core with hardwood lippings, smoke seals to be let into the door as required for fire rating, doors to be in association with protected lobbies only.

6.2	Toilet doors with no vision panels

6.3	57 x 100 door frames rebated to suit doors

6.4	Ironmongery to single doors inclusive of stainless steel handles, suited locks, kick plates and where necessary door closers. (£70.00 P.C. for Single Doors, f180.00 P.C. for Double).

6.5	Two pairs of external security doors inclusive of ironmongery.

7.0	Ceramic Wall Tiling

7.1	Provision of H & R Johnson 150 x 150 x 2mm white ceramic wall tiles including all external angle beads, edge tiles and grouting to be installed to disabled W.C.’s and all other W.C.’s where no laminate panelling has been installed.

8.0	Flooring

8.1	Raised access floor on floors G - 6 (150mm void).

8.2	Supply and fix 600 x 600 carpet tiles to the following areas. (£12.00 P.C.)

Ground to eighth floor corridors

Ground to eighth floor classrooms

Ground to eighth floor circulation areas

Ground to eighth floor ancillary offices

8.3	Supply and fix vinyl flooring with non-slip finish to all refurbished toilets.

8.4	Latext screed to be introduced to sub-floor following removal of carpets and raised floor.

8.5	Clean Teratzo to reception and staircase areas.

9.0	Decoration

9.1	Emulsion paint to perimeter columns and walls.

9.2	Gloss to soft wood areas, skirtings, door frames and window sills.

9.3	Vinyl silk emulsion to staircase areas.

9.4	Industrial floor paint to the basement floor following demolition of partitions.

9.5	Vinyl silk emulsion paint to remaining walls in basement.

9.6	Spray painting of basement ceiling.

10.0	Furniture and Equipment

10.1	Reception desk.

11.0	Signs and notices

11.1	Statutory fire signage male and female symbols.

12.0	Sundries

12.1	Soap dispensers.

12.2	Mirrors

12.3	Coatrails

12.4	Paper towel dispensers 2 per W.C.

12.5	Warm air hand dryers 2 per W.C. excluding disabled toilets (1 per W.C.).

13.0	Roofing Works

13.1	Repairs and replacement to existing roof coverings.

14.0	External Decoration and Cleaning

14.1	Repainting of external railings, fences etc.

14.2	Repainting of external rain water pipes.

14.3	Repainting of external doors.

14.4	Repainting of external cat ladders.

15.0	External Alterations and Structural Repairs

15.1	Making good any cracks to columns, lintels and stone work, identified by the Structural Engineers Report.

15.2	Removal of steel frame pavement lights and replacement with concrete pre-cast units.

16.0	Services

16.1	New electric “kompact” firemans passenger lift.

16.2	Refitting existing passenger lift cars

16.3	Refitting existing goods lift car

16.4	Mechanical Services.(See Oscar Faber spec. attached but adjusted for open plan office accommodation throughout)

16.5	Electrical Services. (See Oscar Faber spec. attached)

16.6	3 compartment floor trunking on a 3m grid for small power distribution on Seventh and Eighth floors.

Euston House

24 Eversholt Street

Scope of

Engineering Services

SAC/B17020/MSB/RIS

March 1998

Revision 2

Prepared	R Simpson

Approved	S Campbell

Marlborough House

Upper Marlborough Road

St. Albans Hens ALI 3UT

Telephone: +44 (0) 181 784 5784

Direct Tel: +44 (0) 181 784 5796

Fax: +44 (0) I81 784 5700

E-mail: enquiries@faber-e.oscarfaber.co.uk

Learning Tree International, Euston House	Scope of Engineering Services

1	Outline Description and Basis of Design

1.1	Introduction and Design Intent

The engineering services are to be designed and selected to provide economically Serviceable installations with reasonable longevity, with existing plant and services replaced and retained accordingly.

This document describes the engineering services and associated works to be provided under a single building refurbishment and fitting-out contract.

1.2	Basis of Design

1.2.1	Outside Conditions:

Winter	-3°C db. 100% RH (Fabric Heating]
-8°C db. 100% RH (Air Handling Systems)
Summer	29’C db. 20°C wb.
35°C for Heat Rejection Plant

Acoustic Limits when measured at the boundary of the site to satisfy the Local Authority’s requirements.

Plant will be sized and attenuated to ensure that noise levels at the boundary of the site are not increased above existing levels.

1.2.2	Inside Conditions:

Ground to 6th. 8th floor south	22°C +/- 2°C

Seventh Floor	Design to 22°C but allow temperature to rise up to 26°C under peak load

Circulation areas, toilets and changing areas	20°C min

1.2.3	Ventilation Levels:

Ground to 6th.	8 l//s/person Supply/Extract
8th floor south

WC/s	10 A/C/hr Extract
8 A/C/hr Supply

Restaurant	Ventilation to suit transient occupation to I person per 2m’

Learning Tree International, Euston House	Scope of Engineering Services

Meeting Rooms	121/s/person

Coffee areas	Ventilation to suit transient occupation.

Kitchen	To suit Kitchen Specialists requirements. Supply at 85% to achieve negative pressure

1.2.4	Heating and Cooling Systems:

LTHW	Flow 82’C	Return 71 “C
CHW	Flow 6°C	Return 12°C

1.2.5	Internal Noise Criteria:

General areas	NR38 at medium speed

Restaurants	NR45

Kitchens	NR50

Toilets	NR40

1.2.6	Cold Water Storage Requirements

20 litres per person

1.2.7	Hot Water Storage Requirements

Provision of domestic hot water to cater for the normal requirements of the occupancy of the building. Production of hot water by central plant and storage Or local point of use water heaters.

Where hot water to be stored, this shall be at 60°C maintained above 55’C throughout the distribution.

1.2.9	Equipment loads

Design heat gains [% hourly average] from equipment will be calculated based on the following:

Delegates PC:	150W [subject to a maximum of 132 delegates PCs per floor)

Tutors equipment:	1000W [lncl. hub, switch and projection equipment)

Learning Tree International, Euston House	Scope of Engineering Services

1.2.10	Diversity

The engineering services will be designed such that each floor can accommodate full occupation subject to a maximum of 260 persons plus 132 PCs.

However, the maximum occupancy for the building as o whole will be 70% of the total availability and central plant and distribution services will be sized accordingly.

1.3	Descriptions

1.3.1	Basement

The basement plant areas and selected items of plant are to be retained.

In the plant areas and throughout the remainder of the basement area, all existing services will be stripped out, together with all redundant partitioning not associated with the retained plant spaces.

The basement will then be redecorated and provided with ventilation, lighting, fire detection and alarms and small power services, which will make the space suitable for use as storage areas.

1.3.2	Ground Floor

Some of the existing finishes in the reception and induction areas, together with selected elements of their existing feature lighting and ventilation system are to be retained. These finishes and systems with be modified and augmented where required to suit the new.Iay0ut and engineering servicing needs.

Other areas of the ground floor, including all of the classrooms, offices and toilet areas will be fully stripped out and new ventilation, heating, cooling, lighting, Small power and cable ways and outlets for data and voice communications systems installed.

The two existing shop units in particular will be stripped out, provided with access from within Euston House and serviced as new office accommodation.

1.3.3	1st to 6th Floors

Except for the sub-man distribution equipment in the electrical riser cupboards and soil and rainwater drainage stacks, all services and finishes are stripped out and new systems and finishes, installed, as set out below.

Finished areas will include, ventilation, heating, cooling, lighting, small power and cable ways and outlets for data and voice communications systems.

Learning Tree International, Euston House	Scope of Engineering Services

Small power and communications outlets will generally be presented on dado level white plastic, three comportment trunking.

Toilet areas will also be provided with new services, including lighting, ventilation, small power and domestic hot and cold water services.

Coffee areas will be serviced, with cold water and electrical supplies for vending machines.

1.3.4	7th Floor

The 7th floor level will be stripped out to the same extent as the lower floors and provided with new mechanical and electrical services, as set out below.

The open plan restaurant seating areas will be provided with ventilation, heating, cooling and lighting, with small power outlets for cleaning and maintenance purposes.

The servery area will be provided with ventilation, heating, cooling, lighting and small power services with additional small power outlets presented at floor level to serve the island site hot and cold servery counters.

1.3.5	8th Floor

The 8th floor kitchen area will be left as a shell for fitting out by the specialist kitchen contractor.

Included in the contract in connection with the kitchen will be:

a.	A mains electrical supply and distribution panel located in the kitchen area, from which the kitchen contractor will derive and distribute the electrical supplies to the kitchen equipment.

b.	A gas supply terminated in the kitchen area, from which the kitchen contractor will derive and distribute the gas supplies to gas cooking equipment.

c.	Appropriate lighting and associated switching systems for the kitchen area, excluding luminaires within the cooking hoods, which will be supplied and installed with the hoods by the kitchen contractor.

d.	Hot and cold water supplies terminated in the kitchen area, from which the kitchen contractor will derive and distribute supplies as required.

e.	A drainage connection.

Learning Tree International, Euston House	Scope of Engineering Services

The smoking room will be provided with increased ventilation rates via dedicated supplementary air extract systems, drawing make-up air from the adjacent areas.

All other areas at 8th floor level will be provided with ventilation, comfort cooling, lighting, small power and data cabling wireways appropriate for the space use indicated.

1.3.6	Roof Plant Areas

Roof plant and associated services will be stripped out where necessary and new plant provided.

Roof walkways and enclosed plant areas will be provided with lighting and small power services for cleaning and maintenance purposes.

SPECIFICATION B

24 EVERSHOLT STREET, EUSTON HOUSE

TENANTS IMPROVEMENT WORKS

1.0	STRUCTURAL ALTERATIONS

1.1	The formation of openings for the three trolley hoists from the restaurant to the kitchen.

2.0	PARTITIONS AND DRY LINING

2.1	The formation of classrooms using two layers of plasterboard with 50mm thick cavity with insulation and acoustic sealant to perimeters giving 45 db (rw).

2.2	Formation of partition and curved partitioning to coffee areas, seventh floor restaurant and behind reception desk.

3.0	TOILETS

3.1	The installation of one new male and one new female toilet on the ground floor inclusive of fixtures, fittings, sanitary ware, vanity units etc.

3.2	Installation of one new male toilet block on floors 1 to 6, again inclusive of all fixtures and fittings.

4.0	SUSPENDED CEILINGS

4.1	600 x 600 metal suspended ceiling on exposed grid for the 8th floor kitchen and servery.

5.0	DOORS AND IRONMONGERY

5.1	Doors associated with classrooms, administration, offices, staff offices and the additional toilet blocks generally to be 1981 x 926 x 44 with hardwood lippings, smoke seals to be let into the doors as required for fire rating. Inclusive of vision panels where necessary 57 x 100 door frames, ironmongery inclusive of stainless steel handles, suited locks, kick plates and where necessary door closers.

6.0	CERAMIC WALL TILING

6.1	Provision of H&R Johnson 150 x 150 x 2mm white ceramic wall tiles including all external angle beads, edge tiles and grouting to be installed to the additional two W.C. blocks on the ground floor and the new male W.C. blocks on 1 - 6th floors.

7.0	FLOORING

7.1	Supply of vinyl flooring with non slip finish to the following areas, all new toilet blocks inclusive of the two toilet blocks on the ground floor and the new male toilets on 1st-6th floors, servery and restaurant area, coffee areas above ground floor, kitchen area and changing areas.

7.2	Feature vinyl flooring in three colours, patterned to coffee areas and servery and restaurant areas.

7.3	Supply and fix 600 x 600 heavy duty carpet to the ground floor induction and coffee area, corridors adjacent to ground floor lift lobby.

8.0	DECORATION

8.1	Wall covering to be muraspec or similar vinyl wall paper to all partitions and columns ground to 8th floor excluding perimeter walls, columns, staircores and services with finishes specified elsewhere.

9.0	FURNITURE AND EQUIPMENT

9.1	Coffee area, curved bar and MDF shelving.

9.2	Shelf and hatch way to ground floor administration room.

10.0	SUNDRIES

10.1	Soap dispensers, mirrors, paper towel dispensers, warm air hand dryers all in association with the two new toilet blocks on the ground floor and the new male toilet blocks on 1st-6th.

10.2	Coat rails and shelving within the classroom areas.

11.0	MECHANICAL & ELECTRICAL SERVICES

11.1	Small power to classrooms

11.2	Kitchen services, mechanical & electrical and plumbing and drainage to kitchen

11.3	Services in association with the new toilet blocks on the ground, 1st - 6th floors.

11.4	Services in association with specific tenants requirements within the basement.

11.5	Gas supplies and any other utility supplies specifically for the kitchen and restaurant area.

Schedule 3

Authorised Guarantee

DATED

PARTIES

THE LANDLORD

THE TENANT

THE ASSIGNEE

THE SURETY

THE LEASE

Date

Parties

Demised Premises

Term

1	Definitions

In this Deed (unless the context otherwise requires) the expressions set out in this Clause 1 shall have the meanings respectively assigned to them below, viz:-

Expression	Meaning
“Assignee” “Landlord” “Tenant” and “Surety”	the parties to this Deed respectively referred to above by those names (including in the case of the Landlord and the Assignee their successors in title where applicable)

“Lease”	the document or documents of which short particulars are set out above under the heading

“THE LEASE” (including all documents supplemental thereto)

“Demised Premises”	the property demised by the Lease

“Term”	the term of years granted by the Lease (including any continuation or extension thereof and any holding over whether under statute at common law or otherwise)

“1995 Act”	the Landlord and Tenant (Covenants) Act 1995

“Tenant Covenants”	means every tenant covenant (as that expression is defined in the 1995 Act) of the Lease

2	Background

2.1	The Demised Premises are vested in the Tenant for the residue of the term of years granted by the Lease

2.2	The reversion immediately expectant on the determination of the term granted by the Lease is vested in the Landlord

2.3	The Lease contains a covenant by the lessee not to assign the Demised Premises unless (inter alia) the Tenant shall execute a guarantee of the obligations of the Assignee under the Tenant Covenants in the form of this deed

2.4	The Tenant has requested the Landlord to agree to the Demised Premises being assigned to the Assignee for the residue of the term granted by the Lease which the Landlord has agreed to do in consideration of the covenants on the part of the Tenant and of the Surety hereinafter contained

3	Guarantee by Tenant

The Tenant hereby covenants and guarantees to the Landlord as follows:-

3.1	As from the date on which the Lease is assigned to the Assignee and thereafter throughout the Term (but only to the extent that the Assignee is not released from liability therefor pursuant to the provisions of the 1995 Act and in the case of a partial release only to the extent that the Assignee remains liable) the Assignee will pay the rent or rents reserved by the Lease and will perform and observe the Tenant Covenant and that the Tenant will make good to the

Landlord all losses costs and expenses incurred by the Landlord through the default of the Assignee in respect of any of the above matters PROVIDED ALWAYS that

(a)	any neglect or forbearance of the Landlord in endeavouring to obtain payment of the said rents or any delay to take any steps to enforce performance by the Assignee of the Tenant Covenants and any time which may be given by the Landlord to the Assignee

(b)	any variation in the terms of the Lease agreed between the persons who are for the time being the lessor and the lessee thereunder (but subject to the provisions of Section 18(2) of the 1995 Act)

(c)	the transfer of the reversion expectant upon the Term or any part thereof

(d)	any assignment of the Lease which is an excluded assignment (as defined in Section 11 of the 1995 Act)

(e)	the release of any of the persons comprised in the Tenant (if more than one) from liability hereunder or

(f)	any other act omission matter or thing whatever whereby (but for this provision) the Tenant would be exonerated either wholly or in part from this guarantee (other than a release by deed given by the Landlord or a release pursuant to the provisions of the 1995 Act)

shall not release or in any way lessen or affect the liability of the Tenant hereunder

3.2	The Tenant HEREBY FURTHER COVENANTS with the Landlord that if while the guarantee contained in clause 3.1 remains in force the Assignee shall go into liquidation and the liquidator shall disclaim the Lease or if the Assignee shall be wound up or cease to exist or if the Assignee (being an individual) shall become bankrupt and the trustee in bankruptcy shall disclaim the Lease or if the Lease shall he forfeited or become bona vacantia and shall be disclaimed by the Crown then if the Landlord shall by notice in writing within three months after such disclaimer or other event putting an end (so far as concerns the lessee) to the effect of the Lease require the Tenant to take up a new lease of the Demised Premises for a term commensurate with the residue of the Tern which would have remained had there been no disclaimer of the Lease at the rent payable immediately prior to such disclaimer or other said event (and on the assumption that any uncompleted review of the rent hereby reserved had been duly completed prior to such disclaimer or other event) and subject to the like covenants and conditions as are reserved by and contained in the Lease (the said new lease and the rights and liabilities thereunder to take effect as from the date of such disclaimer or other event) then in such case the Tenant shall pay the costs of and accept such new lease accordingly and execute and deliver to the Landlord a counterpart thereof

4	Guarantee and Indemnity by Surety

4.1	The Surety HEREBY COVENANTS with the Landlord, as a primary obligation, that the Tenant or the Surety shall, so long as the Tenant shall be liable for performance and observance of the same, duly perform and observe the covenants on the part of the Tenant contained in this deed 4.2 The Surety will indemnify, as a primary obligation, the Landlord against all claims demands losses damages liability fees costs and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of the obligations on the part of the Tenant herein contained

4.3	The Surety shall remain liable to the Landlord as a primary obligation, for the fulfillment of the obligations of the Tenant under this Deed notwithstanding any disclaimer thereof by a liquidator or trustee in bankruptcy of the Tenant

4.4	The Surety shall not be released from the obligations on its part herein contained as a result of any neglect or forbearance of the Landlord in enforcing performance by the Tenant of its obligations contained in this Deed, any rent reviews under the Lease and (subject to Section 18 of the 1995 Act) any variation of the terms of this Deed or of the Lease or of the transfer of the Landlord’s reversion, and change in the constitutions structure or powers of the Tenant the Surety or the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Tenant or the Surety, or any other matter (other than a release by deed given by the Landlord or a release pursuant to the provisions of the 1995 Act) whereby (but for this provision) the Surety would be exonerated in whole or in part from this guarantee

5	Joint and several obligations

Where the Tenant or the Surety consists of more than one person then the obligations of the Tenant and/or the Surety (as the case may be) shall be the joint and several obligations of those persons

EXECUTED as a deed by the Landlord and delivered the day and the year first before written

EXECUTED as a DEED for and on behalf	)
of COURTLANDS DEVELOPMENTS	)
LIMITED by
Director TC , 3.

Director

Secretary